HOME EQUITY ASSET TRUST 2006-4

DERIVED INFORMATION  [3/27/06]

[$1,556,000,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$1,584,800,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-4

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-127872.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – Investor Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 4/01/06 cutoff date.  Approximately 7.1% of the mortgage loans do not provide for any payments of principal in the first five years following origination.  The final numbers will be found in the prospectus supplement.   Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.

Total Number of Loans	628
Total Outstanding Loan Balance	$90,061,182*	Min	Max
Average Loan Current Balance	$143,410	$14,867	$700,000
Weighted Average Original LTV	78.4%
Weighted Average Coupon	8.33%	5.25%	13.84%
Arm Weighted Average Coupon	8.33%
Fixed Weighted Average Coupon	8.30%
Weighted Average Margin	6.18%	3.25%	10.43%
Weighted Average FICO (Non-Zero)	649
Weighted Average Age (Months)	5
% First Liens	100.0%
% Second Liens	0.0%
% Arms	89.1%
% Fixed	10.9%
% of Loans with Mortgage Insurance	0.0%

*

Investor loans will amount to approximately [$91,500,000] of the total [$1,600,000,100] in collateral.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Current Rate (%)	Loans	Balance	Balance	%	%	FICO
5.25 - 5.50	3	962,191	1.1	5.41	67.6	590
5.51 - 6.00	5	1,266,880	1.4	5.80	72.6	644
6.01 - 6.50	12	3,841,656	4.3	6.36	70.1	675
6.51 - 7.00	44	9,108,080	10.1	6.82	73.3	663
7.01 - 7.50	53	8,746,026	9.7	7.32	78.8	655
7.51 - 8.00	82	12,631,376	14.0	7.82	79.1	660
8.01 - 8.50	85	12,841,930	14.3	8.30	80.2	653
8.51 - 9.00	123	16,080,984	17.9	8.78	80.2	647
9.01 - 9.50	80	10,238,464	11.4	9.30	78.6	642
9.51 - 10.00	75	8,908,567	9.9	9.78	81.5	632
10.01 - 10.50	32	3,025,903	3.4	10.27	80.8	631
10.51 - 11.00	14	778,949	0.9	10.67	78.1	600
11.01 - 11.50	11	936,643	1.0	11.17	78.8	606
11.51 - 12.00	8	638,353	0.7	11.70	67.6	576
12.01 - 13.84	1	55,179	0.1	13.84	84.9	604
Total:	628	90,061,182	100.0	8.33	78.4	649

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
FICO	Loans	Balance	Balance	%	%	FICO
508 - 525	13	906,934	1.0	9.33	71.3	518
526 - 550	26	3,467,580	3.9	8.82	68.9	539
551 - 575	74	8,044,790	8.9	8.83	74.4	565
576 - 600	60	7,463,123	8.3	8.26	75.2	588
601 - 625	83	11,691,933	13.0	8.26	77.1	613
626 - 650	104	14,684,152	16.3	8.45	79.0	639
651 - 675	100	15,322,898	17.0	8.42	80.6	665
676 - 700	71	12,531,304	13.9	8.00	83.6	687
701 - 725	44	7,014,667	7.8	7.90	78.4	713
726 - 750	24	3,117,972	3.5	8.41	77.5	736
751 - 775	17	2,680,290	3.0	8.20	82.2	763
776 - 800	9	2,538,015	2.8	7.80	74.1	785
801 - 806	3	597,523	0.7	8.50	87.3	805
Total:	628	90,061,182	100.0	8.33	78.4	649

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Scheduled Balance	Loans	Balance	Balance	%	%	FICO
14,867 - 50,000	78	3,170,819	3.5	9.17	78.5	614
50,001 - 100,000	229	15,992,962	17.8	8.92	79.5	633
100,001 - 150,000	106	13,269,524	14.7	8.57	79.8	650
150,001 - 200,000	72	12,501,023	13.9	8.23	79.0	647
200,001 - 250,000	45	10,030,537	11.1	7.97	76.9	641
250,001 - 300,000	40	11,064,456	12.3	8.15	76.8	662
300,001 - 350,000	16	5,221,329	5.8	8.14	76.2	661
350,001 - 400,000	15	5,580,855	6.2	8.37	78.1	654
400,001 - 450,000	11	4,588,691	5.1	8.31	80.6	660
450,001 - 500,000	6	2,821,894	3.1	7.80	77.0	678
500,001 - 550,000	4	2,130,476	2.4	7.39	81.6	685
550,001 - 600,000	4	2,320,617	2.6	6.76	77.2	620
650,001 - 699,999	2	1,368,000	1.5	7.84	71.6	689
Total:	628	90,061,182	100.0	8.33	78.4	649

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Original LTV (%) *	Loans	Balance	Balance	%	%	FICO
20.74 - 50.00	23	2,789,969	3.1	8.26	41.9	637
50.01 - 55.00	7	1,394,731	1.5	7.87	52.1	585
55.01 - 60.00	16	2,978,138	3.3	7.76	58.7	636
60.01 - 65.00	24	4,454,568	4.9	7.84	63.9	648
65.01 - 70.00	54	6,803,743	7.6	8.03	69.2	602
70.01 - 75.00	65	9,972,611	11.1	7.93	74.4	645
75.01 - 80.00	161	27,523,164	30.6	8.31	79.6	652
80.01 - 85.00	108	13,263,531	14.7	8.66	84.9	650
85.01 - 90.00	166	20,460,206	22.7	8.63	89.9	669
90.01 - 95.00	4	420,520	0.5	9.33	93.5	684
Total:	628	90,061,182	100.0	8.33	78.4	649

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Prepay Penalty in Years	Loans	Balance	Balance	%	%	FICO
0.00	160	27,513,492	30.5	8.75	79.6	659
0.50	1	85,300	0.1	7.50	72.9	727
1.00	30	4,790,638	5.3	7.72	77.7	644
2.00	342	46,001,276	51.1	8.17	79.0	642
3.00	95	11,670,477	13.0	8.21	73.5	653
Total:	628	90,061,182	100.0	8.33	78.4	649

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Documentation Type	Loans	Balance	Balance	%	%	FICO
Full	327	41,233,072	45.8	8.24	79.4	642
Reduced	201	32,456,665	36.0	8.13	80.1	658
Stated Income / Stated Assets	100	16,371,445	18.2	8.94	72.3	648
Total:	628	90,061,182	100.0	8.33	78.4	649

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Occupancy Status	Loans	Balance	Balance	%	%	FICO
Investor	628	90,061,182	100.0	8.33	78.4	649
Total:	628	90,061,182	100.0	8.33	78.4	649

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
State	Loans	Balance	Balance	%	%	FICO
California	59	17,272,968	19.2	7.61	73.2	659
Florida	58	10,657,835	11.8	8.34	78.1	658
Illinois	36	6,608,449	7.3	8.33	80.5	666
New Jersey	17	4,081,847	4.5	8.86	76.1	649
Texas	39	3,980,639	4.4	8.80	82.1	644
Missouri	38	3,732,095	4.1	8.89	82.7	644
Arizona	19	3,478,363	3.9	7.81	81.7	659
Georgia	21	2,942,295	3.3	8.38	82.2	647
Ohio	37	2,766,067	3.1	9.25	84.6	633
New York	13	2,478,725	2.8	8.27	70.1	631
Michigan	31	2,414,434	2.7	9.32	85.2	622
Pennsylvania	23	2,218,917	2.5	8.34	83.6	654
Connecticut	13	2,040,790	2.3	8.71	80.2	633
District of Columbia	6	1,816,914	2.0	8.46	66.4	624
Minnesota	12	1,809,497	2.0	7.84	82.2	636
Other	206	21,761,345	24.2	8.46	79.4	642
Total:	628	90,061,182	100.0	8.33	78.4	649

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Purpose	Loans	Balance	Balance	%	%	FICO
Purchase	289	41,719,522	46.3	8.34	82.7	662
Refinance - Rate Term	36	4,595,407	5.1	8.41	77.8	657
Refinance - Cashout	303	43,746,253	48.6	8.31	74.3	635
Total:	628	90,061,182	100.0	8.33	78.4	649

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Product	Loans	Balance	Balance	%	%	FICO
Arm 1Y	2	216,855	0.2	8.90	62.4	623
Arm 2/28	493	70,349,882	78.1	8.34	79.0	644
Arm 2/28 - Balloon 40/30	7	2,276,549	2.5	8.89	81.8	674
Arm 2/28 - Dual 40/30	6	2,041,789	2.3	8.51	78.2	640
Arm 3/27	21	3,615,163	4.0	7.72	74.6	662
Arm 5/25	6	1,033,205	1.1	7.55	76.1	663
Arm 6 Month	1	668,000	0.7	9.25	80.0	666
Fixed Balloon 30/15	1	37,710	0.0	9.75	70.0	540
Fixed Rate	91	9,822,030	10.9	8.30	75.4	670
Total:	628	90,061,182	100.0	8.33	78.4	649

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Property Type	Loans	Balance	Balance	%	%	FICO
Single Family Residence	414	51,983,139	57.7	8.43	78.4	646
2 Family	86	13,926,497	15.5	8.25	78.6	649
3-4 Family	63	12,710,542	14.1	8.07	79.2	663
PUD	34	5,818,606	6.5	8.22	80.0	650
Condo	31	5,622,397	6.2	8.23	74.6	638
Total:	628	90,061,182	100.0	8.33	78.4	649

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Margin (%)	Loans	Balance	Balance	%	%	FICO
3.25 - 4.00	10	2,573,225	3.2	7.73	73.2	652
4.01 - 4.50	5	642,512	0.8	7.46	77.2	670
4.51 - 5.00	19	2,388,079	3.0	7.23	74.1	658
5.01 - 5.50	56	9,242,499	11.5	8.81	77.2	641
5.51 - 6.00	108	20,626,751	25.7	7.87	76.0	641
6.01 - 6.50	224	31,286,092	39.0	8.22	81.7	654
6.51 - 7.00	38	4,732,981	5.9	9.03	82.4	639
7.01 - 7.50	22	2,480,008	3.1	8.78	81.9	646
7.51 - 8.00	14	1,771,507	2.2	8.90	73.1	630
8.01 - 8.50	9	1,109,984	1.4	9.38	74.5	641
8.51 - 9.00	11	1,381,320	1.7	9.75	77.4	641
9.01 - 10.43	20	1,966,485	2.5	10.74	76.9	607
Total:	536	80,201,441	100.0	8.33	78.8	646

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Months to Rate Reset	Loans	Balance	Balance	%	%	FICO
1 - 3	1	668,000	0.8	9.25	80.0	666
7 - 9	3	593,116	0.7	7.69	67.2	623
10 - 12	1	58,455	0.1	7.49	84.3	602
13 - 15	31	3,553,867	4.4	8.11	83.5	644
16 - 18	198	28,462,397	35.5	7.53	79.9	643
19 - 21	95	14,624,221	18.2	8.61	77.8	655
22 - 24	180	27,593,017	34.4	9.14	78.3	643
25 - 27	3	435,104	0.5	7.06	79.7	707
28 - 30	7	1,731,829	2.2	7.37	82.0	672
31 - 33	6	908,064	1.1	7.57	69.7	674
34 - 36	5	540,166	0.7	9.63	55.0	573
37 >=	6	1,033,205	1.3	7.55	76.1	663
Total:	536	80,201,441	100.0	8.33	78.8	646

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Maximum Rate (%)	Loans	Balance	Balance	%	%	FICO
11.25 - 11.50	3	962,191	1.2	5.41	67.6	590
11.51 - 12.00	5	1,266,880	1.6	5.80	72.6	644
12.01 - 12.50	9	2,984,004	3.7	6.34	71.5	650
12.51 - 13.00	39	7,743,712	9.7	6.86	74.6	660
13.01 - 13.50	44	7,313,522	9.1	7.32	79.8	657
13.51 - 14.00	73	12,936,828	16.1	7.96	79.3	653
14.01 - 14.50	78	12,436,832	15.5	8.38	78.4	645
14.51 - 15.00	99	13,089,481	16.3	8.87	81.3	645
15.01 - 15.50	68	8,868,704	11.1	9.28	81.3	654
15.51 - 16.00	62	7,099,170	8.9	9.51	78.7	634
16.01 - 16.50	27	2,767,172	3.5	10.04	79.4	622
16.51 - 17.00	15	1,421,378	1.8	10.13	82.6	599
17.01 - 17.50	8	770,612	1.0	10.99	79.4	609
17.51 - 18.00	5	403,049	0.5	11.63	76.0	595
18.01 - 18.24	1	137,906	0.2	11.24	80.0	566
Total:	536	80,201,441	100.0	8.33	78.8	646

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Minimum Rate (%)	Loans	Balance	Balance	%	%	FICO
3.88 - 4.50	6	1,166,261	1.5	6.86	67.1	669
4.51 - 5.50	21	2,513,516	3.1	6.61	69.3	610
5.51 - 6.00	8	1,390,379	1.7	6.12	72.4	641
6.01 - 6.50	13	3,516,476	4.4	6.72	70.3	642
6.51 - 7.00	33	6,457,320	8.1	6.84	75.1	663
7.01 - 7.50	46	7,900,848	9.9	7.45	79.7	651
7.51 - 8.00	65	10,466,977	13.1	7.82	80.8	656
8.01 - 8.50	65	10,699,306	13.3	8.30	80.6	652
8.51 - 9.00	98	14,364,334	17.9	8.77	80.1	646
9.01 - 9.50	69	9,340,187	11.6	9.30	79.0	644
9.51 - 10.00	61	7,789,522	9.7	9.77	82.0	636
10.01 - 10.50	28	2,829,798	3.5	10.28	80.9	629
10.51 - 11.00	10	598,698	0.7	10.65	78.2	604
11.01 - 11.50	8	764,771	1.0	11.17	77.6	611
11.51 - 11.68	5	403,049	0.5	11.63	76.0	595
Total:	536	80,201,441	100.0	8.33	78.8	646

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Initial Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	2	737,881	0.9	9.21	79.1	660
1.50	3	560,222	0.7	7.14	70.9	643
2.00	80	14,644,297	18.3	9.04	78.2	636
3.00	450	64,059,408	79.9	8.17	79.0	648
5.00	1	199,634	0.2	8.50	80.0	642
Total:	536	80,201,441	100.0	8.33	78.8	646

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Subsequent Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	501	74,182,938	92.5	8.31	78.9	647
1.50	12	1,952,186	2.4	8.33	77.3	636
2.00	23	4,066,318	5.1	8.66	77.1	636
Total:	536	80,201,441	100.0	8.33	78.8	646

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Interest Only Period (Months)	Loans	Balance	Balance	%	%	FICO
0	601	83,652,887	92.9	8.34	78.4	645
60	27	6,408,295	7.1	8.17	78.6	695
Total:	628	90,061,182	100.0	8.33	78.4	649